Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Pacific Financial Corp.:

We consent to the incorporation by reference in the registration statements No. 333-141232, No. 333-188445 and No. 333-196873 on Form S-8 and No. 333-179807 on Form S-3 of Central Pacific Financial Corp. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Central Pacific Financial Corp. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Central Pacific Financial Corp.

/s/ KPMG LLP
Honolulu, Hawaii
February 27, 2015